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                                                                 Exhibit 11.1
                                                                 ------------
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                       Ball Corporation and Subsidiaries
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                 (Millions of dollars except per share amounts)


                                                              April 2,  April 3,
                                                                1995      1994
                                                              --------  --------

Earnings per Common Share - Assuming No Dilution
- ------------------------------------------------

Net income                                                    $  19.6   $  10.5
Preferred dividends, net of tax                                  (0.8)     (0.8)
                                                              --------  --------

Net earnings attributable to common shareholders              $  18.8   $   9.7
                                                              ========  ========

Weighted average number of common shares outstanding (000s)    29,962    29,493
                                                              ========  ========

Net earnings per share of common stock                        $  0.63   $  0.33
                                                              ========  ========

Earnings per Share - Assuming Full Dilution
- -------------------------------------------

Net income                                                    $  19.6   $  10.5
Adjustments for deemed ESOP cash contribution in lieu of
  Series B ESOP Preferred dividend                               (0.6)     (0.6)
                                                              --------  --------

Net earnings attributable to common shareholders              $  19.0   $   9.9
                                                              ========  ========

Weighted average number of common shares outstanding (000s)    29,962    29,493
Dilutive effect of stock options                                  302        83
Common shares issuable upon conversion of Series B ESOP
  Preferred stock                                               2,107     2,154
                                                              --------  --------
Weighted average number shares applicable to fully diluted
  earnings per share                                           32,371    31,730
                                                              ========  ========

Fully diluted earnings per share                              $  0.59   $  0.31
                                                              ========  ========
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